  EXHIBIT 99.1

Inuvo Announces Receipt of $6.2 Million Class Action Settlement

LITTLE ROCK, AR, February 2, 2026 -- Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence-driven data and advertising technology solutions, today announced that it has received $6.2 million as a claimant of a class action lawsuit settlement first referenced in its Q3 2025 investor call and recent shareholder update.

“This represents an important financial development for Inuvo,” said Rob Buchner, Inuvo Chairman & CEO. “We are pleased to conclude this matter and receive the settlement proceeds, which strengthen our liquidity position and support our strategic priorities going forward.”

During the Company’s Q3 2025 investor call, management first disclosed that Inuvo had been a party to a large class action lawsuit that had been settled and that it expected a significant payout in the first quarter of 2026.

The settlement funds have now been fully received and provide additional financial flexibility to support ongoing investments in product innovation, market expansion, and operational initiatives aimed at driving long-term shareholder value.

About Inuvo

Inuvo, Inc. (NYSE American: INUV) is a disruptive AI specifically designed for modeling media audiences. IntentKey® AI is a patented technology capable of identifying customer engagement based on real-time media consumption. Our models refresh every 5 minutes and know, with precision, why prospects are interested in a product or brand, in turn, predicting purchase intent 24 hours before legacy programmatic systems can respond to buying signals. Inuvo's language-based AI does not rely on consumer IDs, keeping Inuvo on the vanguard of consumer data privacy. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

Statements in this press release relating to Inuvo's future plans, expectations, beliefs, intentions, and prospects are "forward-looking statements" and are subject to material risks and uncertainties. A detailed discussion of these factors and other risks that affect our business is contained in Inuvo’s Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q under the heading "Risk Factors." These filings are available on the SEC's website or on Inuvo’s website at Investor Relations - Inuvo®. All information in this press release is current as of the date of release, and Inuvo undertakes no duty to update any statement in light of new information or future events.

Investor Relations:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8508

wallace.ruiz@inuvo.com